Exhibit 99.2

Agreement of American International Industries, Inc. to Fund Rescission Offer

This Agreement dated March 29, 2011, between American International Industries, Inc. (“American”) and Brenham Oil & Gas Corp. (the “Registrant”), hereby represents and warrants that American, the parent of the Registrant, hereby agrees to fund the costs associated with the Rescission Offer including payment in full of the Rescission Offer Purchase Price as defined in the registration statement, of which this exhibit is a part.

AMERICAN INTERNATIONAL INDUSTRIES, INC.                                         BRENHAM OIL & GAS CORP.

/s/ Daniel Dror                                                                                                       /s/ S. Scott Gaille

Chairman and Chief Executive Officer                                                               President

Dated: March 29, 2011